United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

Black Diamond, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24277 (Commission File Number)	58-1972600 (IRS Employer Identification No.)

2084 East 3900 South Salt Lake City, Utah	84124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 278-5552

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On June 18, 2014, Black Diamond, Inc. (the “Company”) and Gregory Mountain Products, LLC (“Gregory”), its wholly-owned subsidiary, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Samsonite LLC (“Samsonite”), pursuant to which Gregory has agreed to sell certain assets to Samsonite comprising Gregory’s business of designing, manufacturing, marketing, distributing and selling technical, alpine, backpacking, hiking, mountaineering and active trail products and accessories as well as outdoor-inspired lifestyle bags (the “Business”). The closing of the transaction is subject to the satisfaction of various customary conditions, including the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Under the terms of the Asset Purchase Agreement, Samsonite has agreed to pay $85 million in cash for Gregory’s assets comprising the Business and the assumption of specified liabilities (the “Purchase Price”).

The Asset Purchase Agreement includes covenants of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement, including, among others, that Gregory shall conduct and operate its Business in the ordinary course consistent with past practice until the closing of the transaction and not engage in certain kinds of activities or transactions during this period.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement as well as provisions regarding confidentiality, non-competition and non-solicitation.

Until the closing of the transactions contemplated by the Asset Purchase Agreement or its earlier termination, each of the Company and Gregory have agreed not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any proposal or offer or enter into or consummate any transaction relating to any acquisition of any equity interests of Gregory or sale of substantially all of the assets of Gregory or any similar transaction; or (b) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding any of the foregoing.

The Asset Purchase Agreement also includes customary termination provisions including that, subject to the terms of the Asset Purchase Agreement, either party may terminate the Asset Purchase Agreement if the transaction has not been consummated by September 16, 2014, or if any governmental authority issues any order, injunction or judgment that restrains, enjoins or otherwise prohibits or makes the transaction illegal. Additionally, either party may terminate the Asset Purchase Agreement if the other party has materially violated or breached any representation, warranty, covenant, obligation or agreement which would reasonably be expected to cause any of the conditions to closing to not be satisfied prior to September 16, 2014, subject, in some cases, to the opportunity of the breaching party to cure such breach or violation.

No assurances can be given that the transactions contemplated by the Asset Purchase Agreement will be consummated or, if such transactions are consummated, as to the final terms thereof. The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K (the “Report”) and is incorporated herein by reference.

Item 8.01 Other Events.

On June 19, 2014, the Company issued a press release announcing the signing of the Asset Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are hereby filed as part of this Report:

Exhibit No.	Description

2.1	Asset Purchase Agreement by and among Samsonite LLC, Black Diamond, Inc. and Gregory Mountain Products, LLC, dated as of June 18, 2014.

99.1	Press release dated June 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK DIAMOND, INC.

Dated: June 23, 2014	By:	/s/ Aaron J. Kuehne
Name: Aaron J. Kuehne
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement by and among Samsonite LLC, Black Diamond, Inc. and Gregory Mountain Products, LLC, dated as of June 18, 2014.

99.1	Press release dated June 19, 2014.